EXHIBIT 5.1

                          CHAPMAN & FLANAGAN, LTD.
                      A Professional Legal Corporation

Daniel G. Chapman                                        Herbert M. Jacobi*
Sean P. Flanagan                                             --------
                                                            Of Counsel

                                                     * Not licensed in Nevada


                                March 7, 2001


     U.S. Securities and Exchange Commission
     Division of Corporation Finance
     450 Fifth Street, N.W.
     Washington, D.C. 20549

          Re:  Remote Utilities Network, Inc.

     Dear Sir or Madam:

          We have acted as counsel to Remote Utilities Network, Inc., a Nevada corporation (the "Company"), in connection with its registration statement on Form SB-2 under the Securities Act of 1933, filed by the Company with the Securities and Exchange Commission relating to the registration of 100,000 shares of its common stock (the "Shares"), $0.001 par value per Share, offered by the selling security shareholders named in the registration statement. For the purposes of this opinion, the registration statement and all amendments to the registration statement are collectively referred to as the "Registration Statement."

          In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of the Company.

          Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that, pursuant to the laws of the State of Nevada, the Shares, have been validly issued, fully paid, and non-assessable.

          We are not opining as to any other statements made in the Registration Statement or any other matters. Furthermore, this opinion is limited solely to facts and the laws in existence as of the date hereof, and we provide no opinion as to the effect which any changes in the laws or facts may have upon the matters concerning which we are opining.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of
     Section 7 of the Act.

          This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                   Sincerely,

                                   /s/ Chapman & Flanagan, Ltd.



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